Royal Bank of Canada Market Linked Securities Filed Pursuant to Rule 433 Registration No. 333-259205

Market Linked Securities – Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due July 5, 2023
Term Sheet to Pricing Supplement No. WFC172 dated December 30, 2021

Final terms
Issuer	Royal Bank of Canada
Term	Approximately 1.5 years
Index	S&P 500® Index
Pricing Date	December 30, 2021
Original Issue Date	January 4, 2022
Principal Amount	$1,000 per security (each security will be offered at an initial public offering price of $1,000)
Payment at Maturity	See “How the maturity payment amount is calculated” on page 3
Maturity Date	July 5, 2023
Initial Index Level	4,778.73, which was the closing level of the Index on the pricing date
Final Index Level	The closing level of the Index on the valuation date
Maximum Maturity Payment Amount	$1,100.00 per security
Buffer Level	4,420.32525, which is 92.50% of the Initial Index Level
Participation Rate	125%
Valuation Date	June 27, 2023
Calculation Agent	RBC Capital Markets, LLC, a wholly-owned subsidiary of the issuer
Denominations	$1,000 and any integral multiple of $1,000
Underwriting Discount and Commission
2.48%, of which dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of 1.50% and WFA will receive a distribution expense fee of 0.075%.
In respect of certain securities sold in this offering, our affiliate, RBC Capital Markets, LLC, may pay a fee of up to $1.50 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

CUSIP	78016F6X7

Investment description
•	Linked to the S&P 500® Index.
•
Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity.  Instead, the securities provide for a payment at maturity that may be greater than, equal to or less than the initial public offering price of the securities, depending on the performance of the Index from its Initial Index Level to its Final Index Level.

The payment at maturity will reflect the following terms:
o If the level of the Index increases:
You will receive the initial public offering price plus 125% participation in the upside performance of the Index, subject to a maximum total return at maturity of 10.00% of the initial public offering price
o If the level of the Index stays unchanged or decreases but the decrease is not more than 7.50%:
You will be repaid the initial public offering price
o If the level of the Index decreases by more than 7.50%:
You will receive less than the initial public offering price and will have 1-to-1 downside exposure to any decrease in the level of the Index in excess of 7.50%.
•	Investors may lose up to 92.50% of the initial public offering price
•
All payments on the securities are subject to the credit risk of Royal Bank of Canada, and you will have no ability to pursue the issuer of any securities represented by the Index for payment; if Royal Bank of Canada defaults on its obligations, you could lose some or all of your investment

•	No periodic interest payments or dividends
•	No exchange listing; designed to be held to maturity
The issuer’s initial estimated value of the securities as of the pricing date was $966.63 per $1,000 in principal amount, which is less than the public offering price.  The market value of the securities at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  See “Risk Factors” and “Supplemental Plan of Distribution – Structuring the Securities” in the accompanying pricing supplement for further information

The securities are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act. The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities.  See “Selected Risk Considerations” in this term sheet and “Risk Factors” in the accompanying pricing supplement and prospectus supplement.

This term sheet should be read in conjunction with the accompanying pricing supplement, prospectus supplement and prospectus.
NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Hypothetical payout profile
The profile to the right is based on the maximum maturity payment amount of 110.00% of the principal amount or $1,100.00 per $1,000 security, the participation rate of 125% and a Buffer Level equal to 92.50% of the Initial Index Level.
This graph has been prepared for purposes of illustration only.  Your actual return will depend on the actual Final Index Level, and whether you hold your securities to maturity.

Hypothetical returns
Hypothetical Final Index Level		Percentage Change from the Hypothetical Initial Index Level to the Hypothetical Final Index Level	Hypothetical Maturity Payment Amount per Security		Hypothetical Pre-Tax Total Rate of Return on the Securities
0.00		-100.00%	$75.00		-92.50%
10.00		-90.00%	$175.00		-82.50%
20.00		-80.00%	$275.00		-72.50%
30.00		-70.00%	$375.00		-62.50%
40.00		-60.00%	$475.00		-52.50%
50.00		-50.00%	$575.00		-42.50%
60.00		-40.00%	$675.00		-32.50%
70.00		-30.00%	$775.00		-22.50%
80.00		-20.00%	$875.00		-12.50%
90.00		-10.00%	$975.00		-2.50%
92.50	(1)	-7.50%	$1,000.00		0.00%
95.00		-5.00%	$1,000.00		0.00%
98.00		-2.00%	$1,000.00		0.00%
100.00	(2)	0.00%	$1,000.00		0.00%
102.00		2.00%	$1,025.00		2.50%
105.00		5.00%	$1,062.50		6.25%
108.00		8.00%	$1,100.00	(3)	10.00%
110.00		10.00%	$1,100.00		10.00%
120.00		20.00%	$1,100.00		10.00%
130.00		30.00%	$1,100.00		10.00%
140.00		40.00%	$1,100.00		10.00%
150.00		50.00%	$1,100.00		10.00%
160.00		60.00%	$1,100.00		10.00%
170.00		70.00%	$1,100.00		10.00%
180.00		80.00%	$1,100.00		10.00%
190.00		90.00%	$1,100.00		10.00%
200.00		100.00%	$1,100.00		10.00%

(1)	This is the hypothetical Buffer Level.
(2)	This is the hypothetical Initial Index Level.
(3)	This is the maximum maturity payment amount of $1,100.00.

How the maturity payment amount is calculated
The maturity payment amount will be determined as follows:
•	If the Final Index Level is greater than the Initial Index Level, the maturity payment amount per security will equal the lesser of:
(i)
(ii)	the maximum maturity payment amount
•
If the Final Index Level is equal to or less than the Initial Index Level but greater than or equal to the Buffer Level, the maturity payment amount per security will equal the issue price of $1,000.00

•	If the Final Index Level is less than the Buffer Level, the maturity payment amount per security will equal:
In such a case, you will lose up to 92.50% of your principal.

S&P 500® Index daily closing levels*
*The graph above sets forth the daily closing levels of the Index for the period from January 1, 2016 to December 30, 2021. The closing level on December 30, 2021 was 4,778.73.  The historical performance of the Index is not an indication of its future performance during the term of the securities.

Selected risk considerations
The risks set forth below are discussed in detail in the “Risk Factors” section in the accompanying pricing supplement.  Please review those risk disclosures carefully.
Risks Relating to the Terms and Structure of the Securities
•	Your investment may result in a loss of up to 92.50% of your principal
•	You will not receive interest payments on the securities
•	Your yield may be lower than the yield on a standard debt security of comparable maturity
•	Your return is limited and will not reflect the return of owning the common stocks represented by the Index
•	The amount to be paid at maturity is not linked to the level of the Index at any time other than the valuation date
•	Owning the securities is not the same as owning the common stocks represented by the Index
•	The securities will be debt obligations of Royal Bank of Canada. No other company or entity will be responsible for payments under the securities
•	The tax treatment of the securities is uncertain and gain on the securities may be treated as ordinary income under the constructive ownership rules
Risks Relating to the Secondary Market for the Securities
•	There may not be an active trading market for the securities
•	Many factors affect the market value of the securities
Risks Relating to the Index
•	Changes that affect the Index will affect the market value of the securities and the maturity payment amount
•	We have no affiliation with the sponsor of the Index and will not be responsible for any actions taken by the sponsor
•	Historical levels of the Index should not be taken as an indication of the future levels of the Index during the term of the securities
Risks Relating to the Initial Estimated Value of the Securities
•	Our initial estimated value of the securities is less than the initial public offering price
•	The price, if any, at which you may be able to sell your securities prior to maturity may be less than the initial public offering price and our initial estimated value
•	The initial estimated value of the securities is an estimate only, calculated as of the time the terms of the securities were set
Risks Relating to Conflicts of Interest
•	Hedging transactions may affect the return on the securities
•	Potential conflicts of interest could arise
•	The calculation agent may postpone the valuation date and, therefore, determination of the Final Index Level and the maturity date if a market disruption event occurs on the valuation date
•	There are potential conflicts of interest between you and the calculation agent

Not suitable for all investors
Investment suitability must be determined individually for each investor. The securities described herein are not a suitable investment for all investors. In particular, no investor should purchase the securities unless they understand and are able to bear the associated market, liquidity and yield risks. Unless market conditions and other relevant factors change significantly in your favor, a sale of the securities prior to maturity is likely to result in sale proceeds that are substantially less than the initial public offering price per security. Royal Bank of Canada, Wells Fargo Securities, LLC and their respective affiliates are not obligated to purchase the securities from you at any time prior to maturity.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Royal Bank of Canada at toll-free 1-877-688-2301.
Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.
Consult your tax advisor
Investors should review carefully the accompanying pricing supplement, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal income tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.